Exhibit 99.1

                             Investor Relations Contact:    Media Contact:
Company Contact:             Lippert/Heilshorn &            Lippert/Heilshorn &
Ultralife Batteries, Inc.    Associates, Inc.               Associates, Inc.
-------------------------    ---------------------------    -------------------
Peter Comerford              Jody Burfening                 Chenoa Taitt
(315) 332-7100               (212) 838-3777                 (212) 201-6635
pcomerford@ulbi.com          jks@lhai.com                   ctaitt@lhai.com
-------------------         ------------                   ---------------

Ultralife Batteries, Inc. Receives $545,000 Order for HiRate Military Cells

Newark, New York - July 30, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI), today announced the receipt of an order valued at $545,000 for its HiRate(TM)D-size lithium cells from one of its U.S. battery assembly customers, a prime contractor to the U.S. Army. Ultralife previously announced orders from this customer in February and last October. The contractor will assemble the cells into military batteries to be supplied to the U.S. Army Communications and Electronics Command (CECOM) for use in thermal weapon sights. Cell deliveries are expected to be completed during the 3rd quarter.

John Kavazanjian, Ultralife's president and chief executive officer, said, "We are very pleased to receive this order to supply our cells for use in a critically important battery, and look forward to the continued growth of our lithium technology in a wide variety of military applications."

Ultralife's D-size lithium-manganese dioxide primary (non-rechargeable) cells provide significantly more energy than competitors' lithium-sulfur dioxide cells. These cells are used in a wide range of military and industrial applications where high energy, long shelf life, safety and high reliability are required.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and leading world-class ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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